UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE GEO GROUP, INC
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (866) 301-4436

March 28, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting on Tuesday, May 7, 2013, at 9:00 A.M. (EDT) at The Breakers, One South County Road, Palm Beach, Florida, 33480. We hope that you will be able to attend.

This year we are furnishing proxy materials to our shareholders primarily on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, most of you will receive a Notice of Internet Availability of Proxy Materials instead of paper copies of this proxy statement and our annual report. The notice contains instructions on how to access the proxy statement and the annual report over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe that this process will significantly lower the costs of printing and distributing our proxy materials. On or about March 28, 2013, we mailed to shareholders a Notice of Internet Availability of Proxy Materials.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please vote your shares as soon as possible. Shareholders may vote via the Internet, by telephone, or by completing and returning a proxy card. Submitting a vote before the annual meeting will not preclude you from voting in person at the annual meeting should you decide to attend.

Sincerely,

George C. Zoley

Chairman of the Board,

Chief Executive Officer and Founder

THE GEO GROUP, INC.

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on May 7, 2013

March 28, 2013

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Tuesday, May 7, 2013, at 9:00 A.M. (EDT) at The Breakers, One South County Road, Palm Beach, Florida, 33480 for the purpose of considering and acting on the following proposals:

(1)	To elect six (6) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year 2013;

(3)	To hold an advisory vote to approve named executive officer compensation;

(4)	To vote on a shareholder proposal requesting annual disclosure of lobbying information; and

(5)	To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of GEO’s common stock of record at the close of business on March 14, 2013, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted on at the annual meeting can be found in the accompanying proxy statement.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of the proposals to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

By Order of the Board of Directors,

John J. Bulfin

Senior Vice President, General Counsel

and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON TUESDAY, MAY 7, 2013.

GEO’s proxy statement and annual report are available online at: www.proxyvote.com

i

PROXY STATEMENT

THE GEO GROUP, INC.

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (561) 893-0101

March 28, 2013

The GEO Group, Inc. (“GEO,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders to be held at The Breakers, One South County Road, Palm Beach, Florida, 33480, May 7, 2013, at 9:00 A.M., Eastern Daylight Time. Please note that the proxy card provides a means to withhold authority to vote for any individual director-nominee. Also note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked will be voted in accordance with the instructions indicated. A proxy voted by telephone or the Internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or the Internet will be voted as follows:

“FOR” the election of the nominated directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accountants of GEO for the fiscal year 2013;

“FOR” the advisory approval of the resolution on named executive officer compensation; and

“AGAINST” the shareholder proposal requesting annual disclosure of lobbying information.

Under New York Stock Exchange rules, brokerage firms have authority to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for 2013 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

Under New York Stock Exchange rules, the election of directors, the advisory vote to approve named executive officer compensation, and the shareholder proposal are not considered routine matters. As a result, if a brokerage firm does not receive voting instructions from the beneficial owner of shares held by the firm, those shares will not be voted and will be considered broker non-votes with respect to those matters. A broker non-vote will have no effect on the election of directors, the advisory vote to approve named executive officer compensation and the shareholder proposal.

This proxy statement, the notice of annual meeting, the proxy card and our 2012 annual report will be mailed or made accessible via the Internet on or about March 28, 2013.

The enclosed proxy gives discretionary authority as to any matters not specifically referred to therein. Management is not aware of any other matters to be presented for action by shareholders at the annual meeting. If any such matter or matters properly come before the annual meeting, the designated proxy holders will have discretionary authority to vote thereon.

Holders of GEO common stock at the close of business on March 14, 2013, the record date, will be entitled to one vote for each share of common stock outstanding in their name on the books of GEO at that date. On March 14, 2013, GEO had 71,552,048 shares of common stock issued and outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. The election of directors requires a majority of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The advisory vote to approve named executive officer compensation will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval. The shareholder proposal will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the proposal but will not be counted as “votes cast” with respect to the election of directors, the advisory vote to approve named executive officer compensation and the shareholder proposal. If less than the majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on Tuesday, May 7, 2013.

The Proxy Statement and 2012 Annual Report to Shareholders are

available at www.proxyvote.com.

1.	This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The proxy statement and annual report to security holders is available at www.proxyvote.com.

3.	If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Instructions on how to request a paper or e-mail copy can be found on the “Important Notice Regarding the Availability of Proxy Materials” (“Notice”). To request the documents by email, send a blank email with the 12-digit control number (located on the Notice) in the subject line to sendmaterial@proxyvote.com. You may also call 1-800-579-1639 to request a copy. Please make your request for a copy as instructed above on or before April 23, 2013 to facilitate timely delivery.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by attending the meeting and voting the shares in person.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. GEO will also pay the cost of soliciting your proxy and reimbursing brokerage firms and others for forwarding proxy materials to you. Certain of GEO’s officers, directors and employees may participate in the solicitation of proxies by mail, personal interview, letter, fax and telephone without additional consideration.

Proposal 1

Election of Directors

GEO’s board of directors is comprised of six (6) members. The six (6) nominees are listed below. All of the nominees are presently directors of GEO and were elected by the shareholders at GEO’s 2012 annual meeting of the shareholders.

If instructed, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are duly elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

Director Nominees	Age	Since	Current Positions
Clarence E. Anthony	53	2010	Director
Norman A. Carlson	79	1994	Director
Anne N. Foreman	65	2002	Director
Richard H. Glanton	66	1998	Director
Christopher C. Wheeler	66	2010	Director
George C. Zoley	63	1988	Chairman and Chief Executive Officer

The following is a brief biographical statement for each director nominee:

DIRECTOR NOMINEES

Clarence E. Anthony

Mr. Anthony has served as a director of GEO since 2010. Mr. Anthony has been the President and CEO of Anthony Government Solutions, Inc., a government relations consulting firm based in West Palm Beach, FL since June 2009. From 2004 through 2009, he was the Chief Marketing Officer & EVP at PBS&J, an International Engineering and Construction Management firm. From 2004 to 2006, he served as the National Business Development & Government Relations Director for PBS&J. From 1996 to 2004, Mr. Anthony was President and CEO of Emerge Consulting. Since 1999, Mr. Anthony has served on the board of directors of Bealls, Inc., a privately held $1.5 billion dollar clothing and retail corporation headquartered in Bradenton, Florida. From 2004-2009, Mr. Anthony was on the board of directors of PBS&J, Inc. where he served as Presiding Director of the Board for fiscal year 2008-2009. From 1998-2007, Mr. Anthony served on the board of CentraCore Properties Trust (formerly Correctional Properties Trust). Mr. Anthony served as mayor of South Bay, Florida for 24 years and served as president of the National League of Cities in 1999. In January 2013, he was named the Executive Director of The National League of Cities, the oldest and largest organization of municipal officials in the United States. He is also an active member of the National Black Caucus of Local Elected Officials. Mr. Anthony earned a bachelors degree in Social Science from Florida Atlantic University and holds an M.P.A., Public Administration with Specialization in Environmental Growth Management, from Florida Atlantic University.

Mr. Anthony brings extensive government and corrections industry knowledge to the board of directors. Mr. Anthony’s experience as an independent director with CentraCore Properties Trust (including his familiarity with that company’s financing and operations) provides corrections industry knowledge and experience that strengthens the board of directors’ collective knowledge, capabilities and experience.

Norman A. Carlson

Mr. Carlson has served as a director of GEO since 1994 and served previously as a Director of The Wackenhut Corporation. Mr. Carlson retired from the Department of Justice in 1987 after serving as the Director of the Federal Bureau of Prisons for 17 years. During his 30-year career with the Bureau of Prisons, Mr. Carlson worked at the United States Penitentiary, Leavenworth, Kansas, and at the Federal Correctional Institution, Ashland, Kentucky. Mr. Carlson was President of the American Correctional Association from 1978 to 1980, and is a Fellow in the National Academy of Public Administration. From 1987 until 1998, Mr. Carlson was Adjunct Professor in the Department of Sociology at the University of Minnesota.

Mr. Carlson’s experience as the former Director of the Federal Bureau of Prisons provides unparalleled corrections industry knowledge and experience in the operation and management of correctional institutions. His 19 years of experience as a GEO board member strengthens the board of directors’ collective knowledge, capabilities and experience.

Anne N. Foreman

Ms. Foreman has served as a director of GEO since 2002. Since 1999, Ms. Foreman has been a court appointed trustee of the National Gypsum Company Bodily Injury Trust. Ms. Foreman is on the board of directors of Ultra Electronics Defense, Inc. and Ultra Electronics Tactical, Inc. and is chairman of the board of directors of Trust Services, Inc. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to her appointment as Under Secretary, Ms. Foreman was General Counsel of the Department of the Air Force, a member of the Department’s Intelligence Oversight Board and the Department’s Chief Ethics Officer. She practiced law in the Washington office of Bracewell and Patterson and with the British solicitors Boodle Hatfield, Co., in London, England from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. Ms. Foreman earned a bachelor’s degree, magna cum laude, Phi Beta Kappa, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor, Law Review, cum laude from American University in Washington, D.C. and was awarded an honorary doctorate of law from Troy State University. Ms. Foreman was twice awarded the Air Force Medal for Distinguished Civilian Service. Ms. Foreman also served on the Board of The Wackenhut Corporation, a then publicly-traded security and corrections corporation, for nine years. She has served on public and private U.S. and U.K. boards of directors, and on their audit, compensation and corporate governance committees for 20 years.

Ms. Foreman brings extensive legal, government contracting and international experience to the board of directors. Her service in two Senate-confirmed positions in the Air Force, and in private sector and government positions abroad provide leadership, government affairs and international transactional skills. Her experience as a board member of other companies strengthens the board of directors’ collective knowledge, capabilities and experience.

Richard H. Glanton

Mr. Glanton has served as a director of GEO since 1998. Mr. Glanton is Chairman of Philadelphia Television Network, a privately-held media company. He is the founder and president of ElectedFace LLC, a Delaware based technology company that operates an online service that enables citizens across America to connect with the elected officials that represent them. Mr. Glanton was Senior Vice President of Corporate Development at Exelon Corporation from 2003-2008. From 1983 to 2003, he was a Partner at both Wolf Block LLP (1983-86) and at Reed Smith LLP (1986-2003). He is also a director of the Mistras Group, Inc., a company providing one-source services and technology-enabled asset protection solutions portfolios, and the Aqua America, Inc., one of the largest U.S. based, publicly traded water utilities. Mr. Glanton has more than 25 years of legal experience in law firms and 13 years of executive experience as president of The Barnes Foundation from 1990 to 1998 and at Exelon Corporation from 2003-2008. Mr. Glanton has approximately 30 years of continuous experience serving on boards of publicly traded companies. He has served as a director on boards of 5 publicly-traded companies, four of which are traded on the NYSE and 1, CGU, on the United Kingdom Stock Exchange. He served as a director of CGU of North America, a British based Insurance Company, from 1983 to 2003 when it was sold to White Mountain Group of Exeter New Hampshire and Berkshire Hathaway. He was a member of its Executive and Audit Committees during his 20 year tenure on that board. From 1990 until 2003, he served as director of PECO Energy and Exelon Corporation Boards until he resigned to assume a senior management position within PECO\Exelon at the request of its Chairman. He served on the Executive and Audit and Governance Committees of PECO\ Exelon. He has been a director of GEO since 1998, where he serves on its three member Executive Committee, Chairman of the Audit and Finance Committee and a member of its Governance and Compensation Committees. Mr. Glanton is a member of the board of directors of Aqua America Corporation and has served as Chairman of the Governance Committee since 2005. He received his bachelor’s degree in English from West Georgia College (renamed State University of West Georgia) in Carrollton, Georgia and his juris doctor from the University of Virginia School of Law in Charlottesville, Virginia.

Mr. Glanton’s experience in utility acquisitions, his experience as a director of other publicly-traded companies and his demonstrated leadership roles in other business activities are important qualifications for the board of directors. His extensive corporate finance and legal knowledge also contribute to the board of directors’ collective knowledge, capabilities and experience.

Christopher C. Wheeler

Mr. Wheeler was appointed to GEO’s board of directors effective February 1, 2010. Mr. Wheeler retired from Proskauer Rose LLP in January 2010, where he served as a member of the Corporate Department and a partner in the firm’s Florida office for nearly 20 years. Mr. Wheeler has had extensive experience in real estate and corporate law, institutional lending, administrative law and industrial revenue bond financing. He has acted as counsel for developers, institutions and large property holders in connection with the purchase, sale, refinancing or operation of real estate properties. Mr. Wheeler is a graduate of Hamilton College and Cornell Law School and was a member of the managing Board of Editors of the Cornell Law Review. Active in professional, charitable and philanthropic matters and community affairs, Mr. Wheeler presently serves on the Board of Trustees of the Boca Raton Regional Hospital, BRRH Corporation and the Board of Directors of the Florida Atlantic University Foundation. He is a former member of the Board of Directors of Pine Crest Preparatory School and the Board of Directors of Ronald McDonald House Charities of South Florida. Mr. Wheeler also served as a member of the Grievance Committee for the Fifteenth Judicial Circuit of Florida.

Mr. Wheeler brings extensive real estate, finance and legal knowledge to the board of directors. Mr. Wheeler’s service with the Boca Raton Regional Hospital board provides relevant experience to GEO’s medical operations. His credentials in lending and bond financing strengthens the board of directors’ collective knowledge, capabilities and experience.

George C. Zoley

Mr. Zoley is GEO’s Chairman of the Board, Chief Executive Officer and Founder. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Mr. Zoley has served as GEO’s Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since GEO’s incorporation in 1988. Mr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, re-entry facilities and other diversified government services. Mr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide. Mr. Zoley has bachelor’s and master’s degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). For seven years, Mr. Zoley served as a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Mr. Zoley also served as Chair of the FAU Presidential Search Committee and member of the FAU Foundation board of directors.

Mr. Zoley is one of the pioneers in the private corrections industry. As the founder of The GEO Group, Inc., his industry knowledge, experience and leadership is invaluable to the operation and development of the company. His 29 years with the company make him uniquely qualified to be the Chairman of the Board and CEO.

The election of each director will require the affirmative vote of a majority of the votes cast by holders of the shares of common stock present in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the six nominees for director.

Executive Officers of GEO

The executive officers of GEO are as follows:

Name	Age	Position
George C. Zoley	63	Chairman of the Board, Chief Executive Officer and Founder
Brian R. Evans	45	Senior Vice President and Chief Financial Officer
John M. Hurley	65	Senior Vice President; President, GEO Corrections & Detention
Jorge A. Dominicis	50	Senior Vice President, GEO Community Services
John J. Bulfin	59	Senior Vice President, General Counsel and Secretary
Thomas M. Wierdsma	62	Senior Vice President, Project Development
Stephen V. Fuller	58	Senior Vice President, Human Resources
Ronald A. Brack	51	Vice President, Chief Accounting Officer and Controller
Shayn P. March	47	Vice President, Finance and Treasurer

George C. Zoley — Please refer to the biographical information listed above in the “Director Nominees” section.

Brian R. Evans — Mr. Evans assumed the role as Chief Financial Officer for the Company in August 2009. Mr. Evans was GEO’s Vice President of Finance and Treasurer from May 2007 to August 2009 and Chief Accounting Officer from May 2003 to August 2009. Mr. Evans joined GEO in October 2000 as Corporate Controller. From 1994 until joining GEO, Mr. Evans was with the West Palm Beach office of Arthur Andersen, LLP and from 1990 to 1994, Mr. Evans served in the U.S. Navy as an officer in the Supply Corps. Mr. Evans has a bachelor’s degree in Accounting from the University of Notre Dame and is a member of the American Institute of Certified Public Accountants.

John M. Hurley — As a Senior Vice President of GEO since 2000 and President of GEO Corrections & Detention since late 2006, Mr. Hurley is responsible for the overall administration and management of GEO’s correctional and detention facilities. In 2010, Mr. Hurley was assigned operational oversight for GEO International Services in addition to his responsibilities for U.S Corrections and Detention management. From 1998 to 2000, Mr. Hurley served as Warden of GEO’s South Bay, Florida correctional facility. Prior to joining GEO in 1998, Mr. Hurley was employed by the Department of Justice, Federal Bureau of Prisons for 26 years. During his tenure, he served as Warden at three different Bureau facilities. He also served as Director of the Bureau’s Staff Training Center in Glynco, Georgia. Mr. Hurley received his bachelor’s degree from the University of Iowa in Sociology and a Certificate in Public Administration from the University of Southern California, Washington D.C. extension campus.

Jorge A. Dominicis — Mr. Dominicis joined GEO in May 2004 as Senior Vice President of what has become the GEO Community Services Division of the GEO Group. In that capacity Mr. Dominicis is responsible for the overall management, administrative, and business development activities associated with the Division. GEO Community Services oversees the operations of GEO’s community re-entry centers, including both residential and day reporting, as well as youth service facilities and electronic monitoring and supervision services. Before joining GEO, Mr. Dominicis served for 14 years as Vice President of Corporate Affairs at Florida Crystals Corporation, a sugar company, where he was responsible for governmental and public affairs activities, as well as for the coordination of corporate community outreach. Prior to that, Mr. Dominicis served in public and government policy positions.

John J. Bulfin — As GEO’s General Counsel and Secretary since 2000, Mr. Bulfin has oversight responsibility for all GEO litigation, investigations, professional responsibility and corporate governance. Mr. Bulfin is a member of the Florida Bar and the American Bar Associations. He has been a trial lawyer since 1978 and is a Florida Bar Board Certified Civil trial lawyer. Prior to joining GEO in 2000, Mr. Bulfin was a founding partner of the law firm Wiederhold, Moses, Bulfin & Rubin, West Palm Beach, FL. Mr. Bulfin attended the University of Florida, received his bachelor’s degree cum laude from Regis College in Denver, Colorado and his juris doctor from Loyola University in Chicago, Illinois.

Thomas M. Wierdsma — As GEO’s Senior Vice President of Project Development since January 2007, Mr. Wierdsma has oversight responsibility for Corporate Real Estate activities and Entitlement, Design and Construction of GEO’s new and expanded facilities. Prior to joining GEO, Mr. Wierdsma served for 25 years with Colorado-based Hensel Phelps Construction Company in a number of increasingly senior positions, the last being Director of Project Planning and Development. Mr. Wierdsma attended Valparaiso University and received a Bachelor of Science Degree in Civil Engineering. He is a Registered Professional Engineer and a Designated Design Build Professional.

Stephen V. Fuller — Effective February 3, 2011, Mr. Fuller was appointed Senior Vice President of Human Resources at The GEO Group, Inc. He oversees all human resources functions and employee activities for the Company, which has approximately 18,000 employees worldwide. Mr. Fuller joined GEO in July 2006 as Vice President of Human Resources. Prior to joining GEO, Mr. Fuller served as the Senior Vice President of Human Resources for AmeriPath, Inc. As one of the founding executive officers, Mr. Fuller contributed to this fast-growth company from start-up to annual revenue of $1 billion, with 3,500 employees, physicians and scientists. Mr. Fuller has over 30 years of experience in human resources, a Masters in Business Administration (Dean’s List) from Nova Southeastern University, and a Bachelor of Science degree in Personnel Management and Industrial Relations from Auburn University. He is also certified as a Senior Professional in Human Resources (SPHR) and is a Certified Compensation Professional (CCP).

Ronald A. Brack — Mr. Brack assumed the role of Vice President, Chief Accounting Officer and Controller for the Company in August 2009. Mr. Brack was GEO’s Vice President and Controller from January 2008 to August 2009 and Controller from April 2007 to January 2008. Mr. Brack joined GEO in May 2005 as Assistant Controller. From 2000 until joining GEO, Mr. Brack was with Fort Lauderdale, Florida based NationsRent, Inc. where his most recent position was Assistant Controller. From 1997 to 2000, Mr. Brack was with the Fort Lauderdale office of Arthur Andersen, LLP where his most recent position was Senior Auditor in the Audit and Business Advisory Services Group. Prior to this, Mr. Brack spent over ten years in the fleet management business with World Omni Leasing, Inc. and GE Capital Fleet Services. Mr. Brack attended Florida Atlantic University and has a bachelor’s degree in Economics from Vanderbilt University. He is a member of the American Institute of Certified Public Accountants.

Shayn P. March — Mr. March joined GEO as Vice President of Finance and Treasurer in March 2009. Prior to joining GEO, Mr. March served as a Managing Director for the Corporate Investment Banking group at BNP Paribas, where he worked for eleven years in increasing capacities. From 1995 to 1997, Mr. March was employed at Sanwa Bank in the Corporate Finance Department. From 1988 to 1994, Mr. March was employed at UJB Financial in the Finance and Credit Audit Departments. Mr. March earned his Masters in Business Administration in Financial Management from the Lubin School of Business at Pace University and his Bachelor of Arts in Economics at Rutgers University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 22, 2013 (unless stated otherwise) by (i) each nominee for election as director at the 2013 annual meeting of shareholders, (ii) each named executive officer (as defined below), (iii) all director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

Name and Address of Beneficial Owner (1)	Amount & Nature of Beneficial Ownership (2)	Percent of Class (3)

DIRECTOR NOMINEES(4)(5)
Clarence E. Anthony	17,867	*
Norman A. Carlson	73,932	*
Anne N. Foreman	40,470	*
Richard H. Glanton	9,995	*
Christopher C. Wheeler	13,847	*
George C. Zoley	822,891	1.15%

NAMED EXECUTIVE OFFICERS(4)(5)
John J. Bulfin	140,949	*
Jorge A. Dominicis	58,327	*
Brian R. Evans	39,446	*
John M. Hurley	95,937	*

ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (14 Persons)(6)	1,450,596	2.02%

OTHER
Scopia Capital Management LLC(7)	10,717,268	14.84%
The Vanguard Group(8)	8,997,661	12.57%
FMR LLC(9)	5,338,951	7.46%
BlackRock, Inc.(10)	4,655,233	6.50%

*	Beneficially owns less than 1% of GEO’s common stock.

(1)	Unless stated otherwise, the address of the beneficial owners is c/o The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned.

(3)	As of March 22, 2013, GEO had 71,591,718 shares of common stock outstanding.

(4)	These figures include shares of common stock underlying stock options held by director nominees and the named executive officers that are immediately exercisable, or are scheduled to become exercisable within 60 days of March 22, 2013, in the following amounts: Mr. Anthony — 3,468; Mr. Carlson — 36,529; Ms. Foreman — 24,391; Mr. Glanton — 0; Mr. Wheeler — 3,468; Mr. Zoley — 138,720; Mr. Bulfin — 17,918; Mr. Dominicis — 9,248; Mr. Evans — 2,312; and Mr. Hurley — 19,074. These amounts were adjusted pursuant to the anti-dilutive provisions of GEO’s equity incentive plans as a result of the stock portion of the special dividend paid by GEO on December 31, 2012.

(5)	These figures include shares of restricted stock held by director nominees and the named executive officers, that are unvested but have voting rights, in the following amounts: Mr. Anthony — 7,680; Mr. Carlson — 8,544; Ms. Foreman — 8,554; Mr. Glanton — 8,554; Mr. Wheeler — 7,680; Mr. Zoley — 168,289; Mr. Bulfin — 24,768; Mr. Dominicis— 32,448; Mr. Evans — 32,448; and Mr. Hurley — 32,448. These amounts include shares received pursuant to the special dividend paid on December 31, 2012 to shareholders of record as of December 12, 2012.

(6)	Includes 294,431 shares of common stock underlying stock options held by director nominees and executive officers (14 persons in total) that are immediately exercisable or are scheduled to become exercisable within 60 days of March 22, 2013. These amounts were adjusted pursuant to the anti-dilutive provisions of GEO’s equity incentive plans as a result of the stock portion of the special dividend paid by GEO on December 31, 2012.

(7)	The principal business address of Scopia Capital Management LLC is 152 West 57th Street, 33rd Floor, New York, NY 10019. By Schedule 13G/A, filed by Scopia Capital Management LLC, Matthew Sirovich and Jeremy Mindich filing jointly, dated February 14, 2013, they reported that, as of December 31, 2012, they beneficially owned 10,621,223 shares with shared voting power and dispositive power over 10,621,223 of such shares, and Matthew Sirovich beneficially owned 10,717,268 shares with sole voting power and dispositive power over 96,045 of such shares.

(8)	The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. By Schedule 13G/A, dated March 8, 2013, The Vanguard Group reported that, as of February 28, 2013, it beneficially owned 8,997,661 shares with sole voting power over 108,772 of such shares, sole dispositive power over 8,888,889 of such shares and shared dispositive power over 108,772 of such shares.

(9)	The principal business address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. By Schedule 13G/A filed by FMR LLC and Edward C. Johnson 3d (“Johnson”) filing jointly, dated January 9, 2013, they reported that, as of December 31, 2012, they beneficially owned 5,338,951 shares with sole dispositive power over such shares.

(10)	The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. By Schedule 13G/A, dated February 4, 2013, BlackRock, Inc. reported that, as of December 31, 2012, it beneficially owned 4,655,233 shares with sole voting power and sole dispositive power over such shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s board of directors held eleven meetings during fiscal year 2012. Each director attended at least 75% of the total number of meetings of the board of directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the New York Stock Exchange (“NYSE”), the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that Clarence E. Anthony, Norman A. Carlson, Anne N. Foreman, Richard H. Glanton and Christopher C. Wheeler qualify as independent under the NYSE’s corporate governance standards, and that the board of directors is therefore comprised of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the board of directors has established eight standing committees. The members of the board of directors serving on these committees and the functions of those committees are set forth below.

AUDIT AND FINANCE COMMITTEE	CORPORATE PLANNING COMMITTEE
Richard H. Glanton, Chairman	Anne N. Foreman, Chairman
Clarence E. Anthony	Norman A. Carlson
Christopher C. Wheeler	Clarence E. Anthony

COMPENSATION COMMITTEE	OPERATIONS AND OVERSIGHT COMMITTEE
Richard H. Glanton, Chairman	Norman A. Carlson, Chairman
Anne N. Foreman	Richard H. Glanton
Christopher C. Wheeler	Anne N. Foreman

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	LEGAL STEERING COMMITTEE
Anne N. Foreman, Chairman	Richard H. Glanton, Chairman
Richard H. Glanton	Anne N. Foreman
Christopher C. Wheeler	Christopher C. Wheeler

EXECUTIVE COMMITTEE	INDEPENDENT COMMITTEE
George C. Zoley, Chairman	Norman A. Carlson, Chairman
Christopher C. Wheeler	Christopher C. Wheeler
Richard H. Glanton	Richard H. Glanton
Anne N. Foreman
Clarence E. Anthony

Audit and Finance Committee

The Audit and Finance Committee met eight times during fiscal year 2012. The Report of the Audit and Finance Committee is included in this proxy statement.

All of the members of the Audit and Finance Committee are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Glanton is an “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor and review and oversee its performance;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	oversee the independence of the Company’s independent auditor;

•	review and approve in advance any non-audit services to be provided by the independent auditor, including the proposed fees;

•

review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•

review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•

establish, review periodically and update as necessary a Code of Business Conduct and Ethics, ensure that management has established a system to enforce the Code, and review management’s monitoring of the Company’s compliance with the Code;

•

review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee met seven times during fiscal year 2012. The Report of the Compensation Committee is included in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to director compensation;

•

establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•

establish annual and long-term performance goals for the compensation of our CEO and other senior executive officers, evaluate the CEO’s and such other senior executives’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation (the CEO’s compensation will be recommended by the Chairman of the Compensation Committee and the CEO will not make a recommendation to the Chairman of the Compensation Committee on his own compensation);

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto;

•

review and discuss with management our disclosures under “Compensation Discussion and Analysis”, or CD&A, and based on such review and discussion make a recommendation to the board of directors as to whether the CD&A should be included in our proxy statement, and prepare the Compensation Committee’s annual report to be furnished in the proxy statement; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

The Compensation Committee has the authority, pursuant to its charter, to engage the services of compensation consultants, outside counsel and other advisors as it deems appropriate or advisable to carry out its duties. For 2012, the Compensation Committee engaged Pay Governance, a nationally recognized executive compensation consultant, and instructed Pay Governance to perform a benchmarking analysis evaluating GEO’s named executive officers’ compensation relative to that of its peer companies (which peer companies were determined by the Compensation Committee and approved by the Compensation Committee). Pay Governance does not perform any other services for us other than its consulting services to the Compensation Committee. We believe that the use of an independent compensation consultant provides additional assurance that our compensation programs are reasonable and consistent with our goals and objectives.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see “Compensation Discussion and Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times during fiscal year 2012.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•

identify candidates qualified to become members of the board of directors and select or recommend that the full board of directors select such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	assist the Board in determining and monitoring whether or not each director and prospective director is an “independent director” within the meaning of any rules and laws applicable to GEO;

•	after consultation with the Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•

establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•

periodically review our Code of Business Conduct and Ethics for directors, officers and employees, and approve amendments to the Code of Business Conduct and Ethics to the extent deemed appropriate by the committee;

•

advise the board of directors with regard to our policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between us and any member of our board of directors or any executive officers;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

In fulfilling the committee’s duties to identify and recommend candidates for election to our board of directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity—diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of our board of directors at the time of election.

Executive Committee

Periodically during fiscal year 2012, members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. During 2012, the Executive Committee acted six times through resolutions adopted at duly convened meetings or by unanimous written consent. All actions taken by the Executive Committee in 2012 were ratified by the board of directors at their next quarterly meeting.

Corporate Planning Committee

The Corporate Planning Committee periodically reviews with management various corporate strategic initiatives, including potential merger and acquisition activities, business expansion issues and corporate finance matters.

Operations and Oversight Committee

The Operations and Oversight Committee reviews with management various issues relating to our operations that may arise from time to time.

Legal Steering Committee

The Legal Steering Committee reviews with management strategic issues with respect to material litigation and other discrete legal issues.

Independent Committee

The Independent Committee considers matters that may arise from time to time that the board of directors designates for independent director review.

2012 Special Committee

In 2012, our Board of Directors formed a special committee (the “Special Committee”) consisting of all of GEO’s independent directors for the purpose of evaluating the divestiture of GEO’s healthcare assets in connection with GEO’s conversion into a real estate investment trust, or a REIT. Richard H. Glanton served as the Chairman of this Special Committee. For more information on the Special Committee, please see “Certain Relationships and Related Party Transactions-2012 REIT Conversion and Related Sale of Healthcare Assets.”

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to the duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and it does not and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. There are no differences between the considerations and qualifications for director nominees that are recommended by shareholders and director nominees recommended by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Board Leadership Structure

Our CEO also serves as the Chairman of the board of directors. Richard H. Glanton has served as Lead Independent Director of the Company since January 1, 2011.

Mr. Glanton has been a director of GEO since 1998 and is currently the Chairman of the Audit and Finance Committee and the Compensation Committee and a member of the Executive Committee. As the Lead Independent Director, Mr. Glanton has input to the Chairman of the board on preparation of agendas for board and committee meetings. Mr. Glanton chairs board meetings when the Chairman of the board is not in attendance and provides input to the independent directors and ensures that the effectiveness of the board is assessed on a regular basis. The Lead Independent Director reports to the board regarding deliberations of the independent directors and may recommend special meetings of the independent directors as necessary. Because of Mr. Glanton’s long history as a board member and his service as the Chair of the Audit and Finance Committee and Compensation Committee, the board believes that Mr. Glanton is uniquely qualified to serve as the Lead Independent Director of the Company. In 2012, in connection with our conversion to a REIT, Mr. Glanton served as the chairman of a Special Committee (defined below) created to review and manage the divestiture of GEO Care, Inc. See “Certain Relationships and Related Party Transactions-2012 REIT Conversion and Related Sale of Healthcare Assets.”

As a company that is focused on its core business, we believe the CEO is in the best position to direct the independent directors’ attention on the issues of greatest importance to the Company and its shareholders. Since our CEO knows the Company’s business, is a pioneer in the industry and has over thirty years of experience, we believe that our CEO is the appropriate person to lead the board of directors. Our overall corporate governance policies and practices combined with the strength of our independent directors and our internal controls minimize any potential conflicts that may result from combining the roles of Chairman and CEO.

We believe the current leadership structure of the board of directors supports the risk oversight functions described below by providing independent leadership at the board and committee level through the Lead Independent Director with ultimate oversight by the full board of directors led by our Chairman and CEO. The board of directors periodically reviews and considers whether the current board leadership structure continues to be appropriate for our Company.

Board Risk Oversight

Our board of directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Throughout the year, the board of directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The board of directors has delegated responsibility for the oversight of specific risks to the following committees:

•	The Audit and Finance Committee oversees GEO’s risk policies and processes relating to the financial statements, financial reporting processes and credit risks.

•

The Operations and Oversight Committee oversees GEO’s operating risk. The Operations and Oversight Committee meets regularly during the year and on occasions when an operating incident occurs. The Operations and Oversight Committee may travel to the appropriate site to audit the operating practices and procedures if an incident has occurred.

•	The Compensation Committee oversees risks related to the Company’s compensation policies and practices.

•	The Legal Steering Committee oversees risks related to major litigation.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants. The code strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the code, and accountability for compliance with the code. The code can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees. The text of this code is located in Section 18 of GEO’s code of business conduct and ethics. The code can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices.

The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.geogroup.com by clicking on the link “About Us” on our homepage and then clicking on the link “Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Vice President of Corporate Relations at 561-999-7306.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee, who is currently Anne Foreman.

Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire board, the independent members of the board as a group or any individual member of the board, including the presiding director for non-employee director executive sessions. Persons wishing to write to the board of directors of GEO, or to a specified director (including the presiding director for non-employee director executive sessions) or committee of the board, should send correspondence to the Corporate Secretary at 621 NW 53rd Street, Suite 700, Boca Raton, Florida, 33487.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. We generally hold a board meeting coincident with our annual meeting to minimize director travel obligations and facilitate their attendance at the annual meeting of shareholders. All of our directors attended the 2012 annual meeting of shareholders.

Global Human Rights Policy

On February 14, 2013, the GEO board of directors adopted a Global Human Rights Policy in order to further exemplify GEO’s existing commitment to the protection of the human rights of all persons in our care, custody or control. The Global Human Rights policy will be incorporated into GEO’s policy and procedures manual, employee handbook and training protocols. The Global Human Rights policy can be viewed on our website at www.geogroup.com by clicking Corporate Governance and Global Human Rights Policy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered public accountants in fiscal years 2012 and 2011. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton in fiscal years 2012 and 2011.

	2012	2011
Audit Fees(1)	$2,654,720	$2,157,428
Audit Related Fees(2)	118,860	48,777
Tax Fees(3)	13,696	23,451
All Other Fees(4)	22,995	87,409

Total	$2,810,271	$2,317,065

(1)	Audit fees for 2012 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory requirements required domestically and internationally and correspondence with the SEC. Audit fees for 2011 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory audits required internationally, correspondence with the SEC, comfort letters and consents related to the Company’s offering memorandum and registration statement on Form S-4, as amended, associated with the 6.625% Senior Notes due 2021, and the Company’s shelf registration statement filed on Form S-3ASR.

(2)	Audit related fees in 2012 primarily consist of fees for the audit of The GEO Save 401(k) Plan and related Annual Report filed on Form 11-K and due diligence services in connection with the Company’s conversion to a real estate investment trust, or REIT. Audit related fees in 2011 primarily consist of fees for the audit of The GEO Save 401(k) Plan and related Annual Report filed on Form 11-K.

(3)	Tax fees for 2012 and 2011 consist of fees for tax compliance and consultation primarily related to GEO’s foreign locations.

(4)	All other fees consists of work performed internationally. During 2012 and 2011, these fees were primarily related to compliance work performed in connection with international business development opportunities.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman, Richard H. Glanton, the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton to GEO of auditing and permissible non-audit services; provided, however, that any decision made by Mr. Glanton with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made. All of the services provided by Grant Thornton to GEO in 2012 and 2011 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2012 and 2011 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit and Finance Committee will continue to review and pre-approve such services as appropriate.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers our 2006 stock incentive plan and the 2011 employee stock purchase plan. Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under that Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our board of directors in February 2004 and has been amended two times since. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.geogroup.com by clicking the link “About Us” on our homepage and then clicking the link “Corporate Governance.”.

Say-on-Pay Results

The Compensation Committee considered the results of the shareholder vote on the 2012 advisory, non-binding “say-on-pay” proposal as one of the many factors relevant in connection with the discharge of its responsibilities. Although a majority of our shareholders approved the compensation programs described in our proxy statement for the 2012 annual meeting of shareholders, the Compensation Committee did implement a number of changes to our compensation programs to reflect the advice of its independent compensation consultant as well as shareholder feedback received through the process.

2012 Compensation Committee Actions on Executive Compensation

The Compensation Committee evaluates GEO’s executive compensation policies and practices on an ongoing basis. In 2012, the Compensation Committee undertook the following actions regarding our executive compensation to reflect the advice of its independent compensation consultant as well as shareholder feedback:

•

The Compensation Committee engaged Pay Governance, a nationally recognized executive compensation consultant, to perform a benchmarking analysis evaluating GEO’s named executive officers’ compensation relative to that of its peer companies (which peer companies were determined by the compensation consultant and approved by the Compensation Committee). A discussion of Pay Governance’s analysis is provided below in “Overview of Compensation Structure.”

•	The Compensation Committee adopted resolutions providing that:

¡

GEO will not enter into any new or amended executive employment or compensation agreements with any executive officer which include any excise or other tax gross-up provisions with respect to any payments due by GEO to such executive officer under such executive employment or compensation agreements; and

¡

GEO will not enter into any new or amended executive employment or compensation agreements with any executive officer which include any severance provisions that would require a severance payment by GEO to an executive officer either (1) exceeding 3.0x (three times) the amount of such officer’s combined base and bonus compensation for GEO’s last completed fiscal year, or (2) in the event of a change in control of GEO (unless such change in control is reasonably preceded or followed by the termination without cause of such executive officer or the termination with good reason by such executive officer). The foregoing clause (2) will effectively prevent any “single trigger” change in control payments from being included in any new or amended executive employment or compensation agreements with any executive officer.

•

The Compensation Committee amended its charter to provide that the compensation of the CEO must be recommended by the Chairman of the Compensation Committee, and that the CEO will not recommend the CEO’s compensation to the Chairman of the Compensation Committee.

•

The Compensation Committee adopted resolutions providing that all future performance-based equity grants under GEO’s equity incentive plans will be subject to multiple annual performance metrics. Such annual metrics for performance-based awards would include, but not be limited to, earnings-per-share performance and/or return on invested capital results (with the vesting of such awards weighted at least 50% towards earnings-per-share performance). Such metrics would not include revenue for future performance-based awards.

•

The Compensation Committee canceled the restricted stock awards previously granted on March 12, 2012 to the named executive officers, including George C. Zoley, Brian Evans, John J. Bulfin, Jorge A. Dominicis, and John Hurley. The vesting of such restricted stock awards had previously been subject to the achievement of a single metric related to annual revenue targets.

•

The Compensation Committee granted new restricted stock awards on July 20, 2012 to the named executive officers covering the same number of shares of restricted stock as were granted in March 2012. The vesting of these new restricted stock grants is subject to the achievement by GEO of two annual performance metrics as follows: (i) up to 75% of the shares of restricted stock in each award can vest annually or cumulatively if GEO meets certain earnings per share performance targets during years 2012, 2013 and 2014; and (ii) up to 25% of the shares of restricted stock in each award can vest annually if GEO meets certain return on capital performance targets in 2012, 2013 and 2014.

•

The Compensation Committee adopted a bonus clawback policy providing that any bonus awarded by GEO to an executive officer (including a named executive officer) under any GEO incentive compensation plan may be recouped by GEO in the event of material fraud or misconduct by the recipient, among other triggers.

•

The Compensation Committee approved new stock ownership guidelines for our senior executive officers, including our named executive officers, and our board members. The guidelines require our CEO to maintain equity holdings in GEO equal in value to at least 5x his annual base salary, our other executive officers to maintain equity holdings in GEO equal in value to at least 3x their annual base salaries, and our non-employee directors to maintain equity holdings in GEO equal in value to at least 3x their annual retainers. All officers and directors have five years to comply with these guidelines.

•	The Compensation Committee and our CEO, George C. Zoley, made the following amendments to Mr. Zoley’s employment and retirement agreements with GEO:

¡	Mr. Zoley agreed to reduce the minimum cost of living increase applied to his salary from 5% to 3%.

¡

The tax gross-up provision for taxes associated with potential payments subject to Section 280G of the Internal Revenue Code which were included in Mr. Zoley’s prior employment agreement was eliminated.

¡

The termination payment Mr. Zoley would receive in the event of a termination of employment other than a termination by GEO for cause (as defined in the Amended Employment Agreement) or a termination by Mr. Zoley without good reason (as defined in the Amended Employment Agreement) was modified from 5x (five times) the amount of Mr. Zoley’s base salary to 3x (three times) the amount of Mr. Zoley’s base salary plus annual bonus.

¡	The tax gross-up provision for taxes applicable to Mr. Zoley’s lump sum retirement payment which was included in Mr. Zoley’s prior retirement agreement was eliminated.

¡

In exchange for the elimination of the tax gross-up provision, the amount of the lump sum retirement payment which Mr. Zoley was entitled to receive was proportionally increased so that Mr. Zoley would be entitled to receive substantially the same net benefit he would otherwise have received if the tax gross-up had remained in place.

The Compensation Committee’s resolutions approving the foregoing actions provided that GEO may take actions contrary to those set forth above only (1) upon the unanimous agreement of the members of the Compensation Committee, and/or (2) in connection with arrangements that may be assumed by GEO in connection with the acquisition of an entity or assets.

The Compensation Committee believes these actions taken in 2012 relating to executive compensation further improve what it believes were already strong executive compensation arrangements and policies for GEO.

Overview of Compensation Structure

Our compensation structure for named executive officers has historically consisted of four basic components — a salary, an annual bonus, an annual equity compensation grant and certain other benefits and perquisites, as more fully described below.

In 2012, our Compensation Committee selected and engaged Pay Governance, a nationally recognized independent compensation consulting firm, to perform a benchmarking analysis evaluating GEO’s compensation programs and practices against the competitive market.

As a first step, Pay Governance developed a Peer Group for benchmarking purposes considering companies of similar size, as measured by number of employees, revenues, net income, market capitalization and enterprise value, that operated in complimentary industries, specifically Security and Alarm Services and Healthcare Facilities.

The peer group companies approved by the Compensation Committee reflect companies that are direct competitors with GEO for executive talent due to the factors mentioned above and are as follows:

•	Corrections Corporation of America

•	The Brink’s Company

•	Brookdale Senior Living, Inc.

•	Hanger Orthopedic Group Inc.

•	Healthsouth Corp.

•	Lifepoint Hospitals Inc.

•	Select Medical Holdings Corporation

•	Magellan Health Services Inc.

In the initial review in May 2012, Pay Governance was asked to specifically review the Company’s CEO compensation, long-term incentive performance metrics, senior employment agreements, executive and director share ownership guidelines and provide recommendations for programs that aligned with developing market practice. In July 2012, Pay Governance delivered its report and recommendations to the Compensation Committee with respect to these matters, which formed the basis for the 2012 Compensation Committee actions on executive compensation described above.

The Compensation Committee retained Pay Governance directly, supervised all work assignments performed by them, and reviewed and approved all work invoices received from them for payment. Pay Governance met directly with the Compensation Committee and reported directly to the Chairman of the Compensation Committee. In conducting its review, Pay Governance was at times required to work with our management in order to obtain compensation information and data to perform its tasks. Other than as described above, Pay Governance was not asked to perform any other services for us. The Compensation Committee paid Pay Governance a total of $51,995 in 2012 related to its executive compensation analysis for GEO.

Under its charter, the Compensation Committee has the ability to retain any advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

When making decisions regarding the compensation of named executive officers, including the Chief Executive Officer, the Compensation Committee considers the data and analyses prepared by Pay Governance that include our Company’s prior performance, historical pay to the named executive officers and the appropriateness of such compensation compared to that of our peer group companies. The Compensation Committee uses peer group data to obtain a general understanding of current compensation practices and therefore ensure that it is acting in an informed and responsible manner to make sure our executive compensation program is competitive. The Compensation Committee views peer group data as one factor in assisting its compensation decisions, but does not engage in benchmarking or rely wholly or in part on this information. The Compensation Committee also considers the compensation recommendations set forth by the Chief Executive Officer for named executive officers other than himself. Under the Compensation Committee’s charter, the Chief Executive Officer cannot provide the Compensation Committee with a compensation recommendation for himself. When considering compensation matters generally, and the compensation packages of the named executive officers in particular, the Compensation Committee meets in executive session outside the presence of the named executive officers. The Compensation Committee uses its experience and judgment to make final compensation decisions.

Important Factors Given Particular Consideration by the Compensation Committee in Setting Compensation for the Named Executive Officers

In setting executive compensation for our named executive officers, the Compensation Committee gives particular attention and focus to the following factors over a several year-period:

•	Our financial performance;

•	Our stock price performance;

•	Our growth and prospects for continued future growth in both revenues and profitability; and

•	The performance of our senior management team.

Applying these factors to our Company during the previous several years in setting CEO and other named executive officer compensation, the Compensation Committee considered the following:

•

During the past several years, we have experienced strong growth in revenue and profitability and believe we have become the most diversified service provider in our peer group, which will continue to yield growth opportunities that our competitors may not necessarily enjoy;

•

During the past several years, we have successfully completed and integrated several significant acquisitions, including, most recently, the strategic acquisition of BI in 2011, which allowed us to introduce important new electronic monitoring and community service offerings to our customers, and the acquisition and integration of Cornell Companies in 2010-2011, which materially expanded the scope of our U.S. Corrections Services and what we now refer to as our GEO Community Services Divisions;

•

We believe we have the most seasoned and accomplished senior management team in our industry, led by our Chairman, CEO and Founder, who is an industry pioneer and has a long and established track record of leading our company to substantial growth in revenue and profitability since the inception of our business;

•

We believe the efforts undertaken by our senior management team over the past several years to expand our company´s business, both in our core corrections business and into new diversified services, have positioned us to have what we believe are stronger prospects for stable and strong revenue and profit growth than any peer company in our industry;

•

Our senior management team has consistently demonstrated the ability over a long period of time to manage through and capably address and mitigate the key risks that face our business on an ongoing basis;

•

Our senior management team has consistently made delivering shareholder value a priority. We have had solid long-term stock price performance. In 2011 and 2012, we repurchased a total of approximately $84 million of common stock; and

•

In 2012, our senior management team led a highly challenging and complex process to evaluate and ultimately complete a conversion by GEO into a real estate investment trust, or a REIT, a transaction which we believe has significantly increased shareholder value.

The factors above are among the most critical we consider in setting our named executive officer compensation.

Compensation Program Objectives and What the Program is Designed to Reward

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue and net income. To that end, compensation packages include significant forms of incentive compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and net income. Based upon the Compensation Committee’s regular review of the Company’s compensation policies and practices, the Compensation Committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Salaries

•	Annual cash incentive compensation

•	Equity compensation

•	Other benefits and perquisites

Each of these components is reflected in the Summary Compensation Table set forth below and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee pays each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our Compensation Committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry.

Salaries. The cash salaries paid to the named executive officers are incorporated into the terms of existing executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee. Mr. Zoley, who also serves as our Chairman, receives no additional compensation for his board service.

Annual Cash Incentive Compensation. Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan, which was approved by our shareholders at the Company’s 2010 annual meeting of shareholders. Payments made in accordance with this plan are intended to be tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Senior Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income after tax. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, our net income after tax is weighted 65% and our revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”).

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income after tax are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income after tax for the fiscal year is applied to each officer’s annual incentive target amount referenced in (ii) above. The multiplier is the same for all named executive officers.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the plan.

Annual Incentive Target Amount
Named Executive Officer:	(As a Percentage of Salary):
Chief Executive Officer	150%
Chief Financial Officer	50%
Senior Vice Presidents	45%

The following table shows how each named executive officer’s annual incentive cash compensation award is calculated by applying a percentage adjustment methodology, or multiplier, separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results:

Percentage of Budgeted Fiscal Year Targets Achieved for Revenue and for Net-Income-After-Tax	Percentage by which the Target Weighting of Revenue and Net-Income-After- Tax is Reduced/Increased
Less than 80%	No Performance Award

80% — 100%	2.5 times the percentage (negative) difference between the actual achieved percentages of budgeted Revenue and Net-Income-After-Tax

100%	No Adjustment to Target Weighting

101% — 120%	(Amounts over 120% shall not be considered for purposes of this calculation) 2.5 times the percentage (positive) difference between the actual achieved percentages of budgeted Revenue (up to 120%) and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

In addition to the calculations described above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer is not eligible for discretionary adjustments. The Compensation Committee and the Chief Executive Officer consider the contribution of the particular officer during the fiscal year when determining whether to grant the discretionary award.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

2012 Cash Incentive Outcomes

In 2012, the Company exceeded the maximum of the performance range on the Net Income after Tax metric and performed at 96% of target on the Revenue metric.

Metrics	Target	Actual	Actual as % of Target
Net Income after Tax	$94,200,000	$134,800,000	143%
Revenue	$1,735,000,000	$1,670,904,000	96%

Primarily based on these results, the following annual incentive amounts were awarded to the Named Executive Officers for fiscal year 2012 performance:

Executive	Target	Actual Paid	Actual as a % of Target
George C. Zoley	$1,717,500	$2,220,728	129%
Brian R. Evans	$250,000	$484,875	194%
John M. Hurley	$225,000	$436,388	194%
Jorge A. Dominicis,	$225,000	$436,388	194%
John J. Bulfin	$195,750	$300,000	153%

Based on a number of factors, including the strong financial performance of GEO in 2012, GEO’s successful conversion into a REIT and the relative contribution of the individuals, all of our named executive officers other than our Chief Executive Officer received a discretionary increase in their annual cash incentive compensation for 2012. The amount of this increase was 50% for Messrs. Evans, Hurley and Dominicis, and 19% for Mr. Bulfin. These increases were recommended by our Chief Executive Officer and approved by our Compensation Committee.

Equity Compensation. Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to create a more performance-oriented culture and to further align the interests of management and our shareholders.

Our current equity compensation plan is The GEO Group, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), which was approved by our shareholders at our 2006 annual meeting of shareholders. As of March 22, 2013, awards with respect to a total of 5,087,385 shares of common stock had previously been authorized for issuance under the 2006 Plan, awards with respect to a total of 3,137,794 shares of common stock had previously been issued under the 2006 Plan, and there were awards with respect to an additional total of 1,949,591 shares of common stock available for future issuance under the 2006 Plan. Prior to the implementation of the 2006 Plan, substantially all of our equity compensation awards had consisted of stock option grants. However, since the adoption of the 2006 Plan, we have issued 1,678,518 shares of restricted stock (excluding cancelled shares) and stock options representing the right to acquire 2,945,772 shares of common stock. The amount of shares covered by these stock option grants were adjusted pursuant to the anti-dilutive provisions of GEO’s equity incentive plans as a result of the stock portion of the special dividend paid by GEO on December 31, 2012. Of these awards, 790,004 represent shares of restricted stock granted to the named executive officers, including 509,966 shares to Mr. Zoley, 60,628 shares to Mr. Evans, 76,972 shares to Mr. Hurley, 75,466 shares to Mr. Dominicis and 66,972 shares to Mr. Bulfin. The foregoing figures do not include shares of restricted stock issued as a result of the payment of the stock portion of GEO’s special dividend paid on December 31, 2012.

Our Compensation Committee has historically granted awards under our equity compensation plans either at the time of our annual shareholders’ meeting or following the end of our fiscal year in connection with the completion of our annual compensation cycle; however, in October 2008 and October 2009 we granted stock options to management and employees, and in June 2009 we granted restricted stock awards to management. We did not grant any equity awards during the 2010 fiscal year. On March 1, 2011, April 15, 2011, March 12, 2012 and July 20, 2012, we granted stock options and restricted stock awards to employees, management and non-employee directors. Some of the awards that were granted to senior management are performance-based awards. In the future, we may from time to time grant equity awards throughout the year. Equity compensation awards are priced as of the close of business on the date of grant.

Our Compensation Committee also from time to time grants equity compensation awards, including stock options, in connection with the hiring of new employees. In this case, the new employee may receive a grant of stock options that is priced as of the close of business on the date of hire, and is in a quantity generally consistent with amounts initially granted to similarly situated employees in the past by the Compensation Committee.

The amounts of awards granted under our equity compensation plans are determined by the Compensation Committee after taking into account the following factors: the recommendations of the Chief Executive Officer, the availability of awards for issuance companywide, the overall performance of the Company and the individual performances of the grantees.

Under the 2006 Plan, shares of restricted stock may have performance-based or time-based vesting. If the vesting is performance based, vesting is tied to the achievement of predetermined metrics set by the Compensation Committee and included in the applicable equity grant instrument. If vesting is time based, the shares vest at the rate of 25% per year in each of the four years following the date of grant, subject to vesting acceleration in the case of a change in control as defined in our plan. Restricted stock awards granted to non-employee directors and the performance based restricted stock awards granted to senior management on March 1, 2011 vest in three equal annual increments on each of the three anniversary dates immediately following the date of grant. Except for stock option awards to Mr. Zoley prior to 2008, and stock option awards granted to non-employee directors in 2009, which all vested immediately on the date of grant, stock options vest 20% immediately and an additional 20% on each of the four anniversary dates immediately following the grant date.

We believe that equity compensation awards offer significant motivation to our officers and employees and serve to align their interests with those of our shareholders. While the Compensation Committee will continually evaluate the use of equity compensation — both types and amounts — it intends to continue to use such awards as part of the company’s overall compensation program.

2012 Equity Incentive Awards

On July 20, 2012, GEO granted performance-based restricted stock to our named executive officers that vests based on two annual performance metrics measured over a three-year period as follows: (i) up to 75% of the shares of restricted stock in each award can vest annually or cumulatively if GEO meets certain earnings per share performance targets during years 2012, 2013 and 2014; and (ii) up to 25% of the shares of restricted stock in each award can vest annually if GEO meets certain return on capital performance targets in 2012, 2013 and 2014. The following lists the number of performance-based shares granted to each named executive officer:

Executive	# of Performance Shares Granted July 2012 (1)
George C. Zoley	100,000
Brian R. Evans	20,000
John M. Hurley	20,000
Jorge A. Dominicis	20,000
John J. Bulfin	15,000

(1)	Closing price on date of grant was $22.81.

These awards were intended to replace the previously issued but subsequently cancelled performance-based restricted stock awards granted on March 12, 2012. Those original awards were based solely on revenue performance targets. Based on the advice of the Compensation Committee’s pay consultant and shareholder feedback, these awards were modified to incorporate the performance metrics described above.

Other Benefits and Perquisites. Our executive compensation program includes other benefits and perquisites as more fully reflected on the table set forth below entitled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites which the named executive officers are eligible to receive fall into three general categories: (i) retirement benefits pursuant to our executive retirement agreements in the case of Mr. Zoley and pursuant to our senior officer retirement plan in the case of the other named executive officers; (ii) benefits under certain other deferred compensation plans; and (iii) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally.

Executive Retirement Agreement. Mr. Zoley has an executive retirement agreement that requires us to pay him a lump sum amount on the date that his employment with GEO ends. Such amount is determined by his age at the time of retirement with the amount increasing by approximately 4% per year up to age 71. Mr. Zoley’s retirement agreement formerly included a tax gross-up provision for taxes applicable to his lump sum retirement payment. In 2012, Mr. Zoley agreed to amend his retirement agreement to eliminate the tax gross-up provision. In exchange for this amendment, the amount of the lump sum retirement payment which Mr. Zoley was entitled to receive was proportionally increased so that Mr. Zoley would be entitled to receive substantially the same net benefit he would otherwise have received if the tax gross-up had remained in place. Mr. Zoley’s benefits under the executive retirement agreement are fully vested and he will therefore be entitled to receive the amount called for by the agreement whenever his employment with GEO is terminated for any reason, whether by GEO or by him. If Mr. Zoley had retired at December 31, 2012, we would have had to pay him a total of $6,570,198. The amount owed under the retirement agreement to Mr. Zoley would be payable from the general assets of GEO.

Senior Officer Retirement Plan. Messrs. Evans, Hurley, Bulfin and Dominicis participate in our senior officer retirement plan, which is offered to all of our Senior Vice Presidents. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company.

Deferred Compensation Plans. Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the Company may make matching contributions on a discretionary basis. Mr. Evans is the only named executive officer who currently participates in the deferred compensation plan.

Excess Group Life Insurance. We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. Payments in connection with the resulting excess coverage are treated as imputed income to the officers and are not deductible by the Company.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the Company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity based compensation and awards under the Senior Management Performance Award Plan. The committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies.

As discussed earlier, Pay Governance completed a report on behalf of the Compensation Committee to evaluate its executive compensation program in light of the marketplace to make sure the program is competitive. The Compensation Committee intends to continue this practice on a periodic basis in the future.

CONCLUSION

We believe that our compensation programs appropriately reward executive performance and closely align the interests of our named executive officers and key employees with the interests of our shareholders, while also enabling the Company to attract, retain, and motivate talented executives. The Compensation Committee will continue to evolve and administer our compensation program in a manner that the Compensation Committee believes will be in the best interests of our shareholders. The Compensation Committee monitors the results of the advisory vote on our executive compensation (referred to as the “say-on-pay” vote) and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities. At our 2012 Annual Meeting of Shareholders, a majority of votes cast voted for the approval of the advisory resolution on our executive compensation. Notwithstanding this approval, input from shareholders during the proxy solicitation process did positively contribute to the changes made by the Compensation Committee to executive compensation policies and practices during 2012. This input, together with the advice provided to the Compensation Committee by its independent compensation consultant, as well as the compensation consultant’s peer group study, formed the basis for many of the Compensation Committee’s executive compensation actions in 2012.

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by each of the named executive officers of GEO during 2012, 2011 and 2010, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the Chief Executive Officer of GEO, (ii) the Chief Financial Officer of GEO, and (iii) each of the three most highly compensated executive officers of GEO other than the Chief Executive Officer and the Chief Financial Officer.

Name and Principal Position					Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation($)(4)
	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)				Total ($)
George C. Zoley	2012	1,145,000	1,756,000	—	2,220,728	795,218	59,658	5,976,604
Chairman of the Board,	2011	1,145,000	2,461,000	485,917	1,334,498	217,152	91,382	5,734,949
CEO & Founder	2010	1,040,920	—	—	2,216,900	207,710	19,277	3,484,807

Brian R. Evans	2012	500,000	351,200	—	484,875	133,941	14,988	1,485,004
Senior Vice President	2011	500,000	492,200	97,183	194,250	90,386	16,348	1,390,367
& CFO	2010	408,000	—	—	434,469	52,199	21,001	915,669

John M. Hurley	2012	500,000	351,200	—	436,388	187,392	3,564	1,478,544
Senior Vice President,	2011	500,000	492,200	97,183	174,825	235,906	13,841	1,513,955
GEO Detention & Corrections	2010	414,750	—	—	397,491	139,222	25,044	976,507
Services

Jorge A. Dominicis,	2012	500,000	351,200	—	436,388	94,751	7,757	1,390,096
Senior Vice President,	2011	500,000	492,200	97,183	174,825	70,868	32,642	1,367,718
GEO Community Services	2010	416,984	—	—	397,491	42,641	7,151	864,267

John J. Bulfin	2012	435,000	263,400	—	300,000	149,694	7,958	1,156,052
Senior Vice President,	2011	435,000	369,150	72,888	152,098	131,227	7,640	1,168,003
General Counsel & Secretary	2010	396,900	—	—	380,384	54,415	6,275	837,974

1)	These columns reflect aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB 718”) with respect to stock awards and stock option awards during 2012 and 2011 for each named executive officer. There were no stock option awards in 2012 or 2010. Stock awards granted in 2011 were revenue based. Stock awards granted in 2012 were performance based awards and will be earned if the Company achieves its performance based targets. Assumptions used in the calculation of the amounts related to stock awards are described in Note 1 to the Company’s audited financial statements for the fiscal year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2013.

2)	We regard our Senior Management Performance Award Plan as our annual bonus plan. The column of this table entitled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2012, 2011 and 2010, and paid in 2013, 2012 and 2011, respectively, under our Senior Management Performance Award Plan with respect to each of our named executive officers. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our Senior Management Performance Award Plan. In 2012, the target adjusted net income after tax and revenue was $94,200,000 and $1,735,000,000, respectively. The actual 2012 results achieved for adjusted net income after tax and revenue was $134,800,000 and $1,670,904,000, respectively.

3)

Figures in this column consist of amounts accrued in 2012, 2011 and 2010 with respect to each named executive officer’s executive retirement agreement or senior officer retirement arrangement. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our executive retirement agreement and our senior officer retirement arrangements. In the case of Mr. Zoley, his retirement agreement formerly included a tax gross-up provision for taxes applicable to his lump sum retirement payment. In 2012, Mr. Zoley agreed to amend his retirement agreement to eliminate the tax gross-up provision. In exchange for this amendment, the amount of the lump sum retirement payment which Mr. Zoley was entitled to receive was proportionally increased so that Mr. Zoley would be entitled to receive substantially the same net benefit he would otherwise have received if the tax gross-up had remained in place. This 2012 amendment to Mr. Zoley’s retirement agreement accounts for approximately 75% of the increase in the change in his pension value for 2012 vs. 2011, with the remaining 25% of the increase attributable to the 4% annual increase to the lump sum payment that Mr. Zoley receives under the terms of the retirement agreement.

4)	The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2012, 2011 and 2010:

		Auto Allowance($)(a)	Club Dues($)	Excess Group Life Insurance($)(b)	Aircraft Usage ($)(c)	Total All Other Compensation($)
George C. Zoley	2012	—	—	3,564	56,094	59,658
	2011	13,712	5,101	2,116	70,453	91,382
	2010	10,728	6,433	2,116	—	19,277

Brian R. Evans	2012	14,448	—	540	—	14,988
	2011	16,228	—	120	—	16,348
	2010	14,448	6,433	120	—	21,001

John M. Hurley	2012	—	—	3,564	—	3,564
	2011	10,990	—	2,851	—	13,841
	2010	22,193	—	2,851	—	25,044

Jorge Dominicis	2012	7,757	—	—	—	7,757
	2011	26,602	6,040	—	—	32,642
	2010	7,151	—	—	—	7,151

John J. Bulfin	2012	5,971	—	1,987	—	7,958
	2011	7,336	—	304	—	7,640
	2010	5,972	—	303	—	6,275

a)	Under our executive automobile policy, the executive is required to make contributions to GEO in circumstances where the cost of the executive automobile exceeds the overall cost allowance as determined under the policy. For Mr. Zoley and Mr. Hurley, the respective cost contributions made by them exceeded the fair value of their executive automobiles during 2012 and therefore there was no additional compensation related to their automobile use for the year.

b)	We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

c)	We provided certain perquisites to the Chief Executive Officer in 2012 for personal use of the Company’s leased aircraft. For purposes of the Summary Compensation Table, we determine the aggregate incremental cost to us for personal use of company aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips.

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

Executive Employment Agreements

Effective August 22, 2012, we entered into a third amended and restated executive employment agreement with Mr. Zoley (the “New Employment Agreement”). The New Employment Agreement was in effect during fiscal year 2012. The New Employment Agreement has a continuously rolling three-year term.

The New Employment Agreement provides that Mr. Zoley is entitled to receive a target annual performance award of up to a maximum of 150% of his annual base salary in accordance with the Senior Management Performance Award Plan.

The New Employment Agreement provides that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the New Employment Agreement) or by Mr. Zoley without good reason (as defined in the New Employment Agreement), he will be entitled to receive a termination payment equal to 3 (three) times his annual base salary plus target bonus for the fiscal year in which his employment is terminated or, if greater, the target bonus for the fiscal year immediately prior to such termination. In addition, the New Employment Agreement provides that upon such termination, GEO will transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the New Employment Agreement provides that GEO will pay the residual cost of the lease.

Upon the termination of the New Employment Agreement by GEO for cause or by Mr. Zoley without good reason, Mr. Zoley will be entitled to only the amount of compensation that is due through the effective date of the termination, including any performance award that may be due and payable to him under the terms of the Senior Management Performance Award Plan. The New Employment Agreement includes a non-competition covenant that runs through the three-year period following the termination of the executive’s employment, and customary confidentiality provisions.

The New Employment Agreement reflects Mr. Zoley’s annual base salary of $1,145,000, subject to annual cost of living increases not lower than 3% per year, to be established by the board of directors. Additionally, the New Employment Agreement provides that all outstanding unvested stock options and restricted stock granted to Mr. Zoley fully vest immediately upon a “termination without cause” as such term is defined in his employment agreements, as approved by the Compensation Committee. However, any restricted stock that is still subject to performance based vesting at the time of such termination shall only vest when, and to the extent that, the Compensation Committee of the board of directors certifies that the performance goals have been met.

Other Senior Officer Employment Agreements

We have senior officer employment agreements with Messrs. Evans, Hurley, Dominicis and Bulfin. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent earlier termination.

Under the terms of the agreements, the annual base salaries approved by the Compensation Committee in 2012 for Messrs. Evans, Hurley, Dominicis and Bulfin were $500,000, $500,000, $500,000 and $435,000, respectively. The amounts of base salaries that were paid to each of these executives during fiscal years 2012, 2011 and 2010 are set forth in the Summary Compensation Table above. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Senior Management Performance Award Plan which is further described below.

The senior officer employment agreements provide that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) either the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years, or in the case of Mr. Hurley, at his election, a cash payment equal to the present value of GEO’s cost of providing such executive benefits for a period of two years; plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options will fully vest immediately.

Upon the termination of the employment agreements by us for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

Additionally, the employment agreements provide that all outstanding unvested stock options and restricted stock granted to each of Messrs. Evans, Hurley, Dominicis and Bulfin fully vest immediately upon a “termination without cause” as such term is defined in each of their employment agreements, as approved by the Compensation Committee.

On December 31, 2012, GEO entered into an amended employment agreement with Mr. Dominicis. The amended employment agreement, together with a separate employment agreement simultaneously entered into between Mr. Dominicis and the Buyer (as defined below) of the GEO Care Business (as defined below), allocate Mr. Dominicis’ services, compensation and benefits between GEO and the Buyer after the GEO Care Divestiture (as defined below), which was completed on December 31, 2012. Specifically, the amended employment agreement provides that Mr. Dominicis (i) will continue to serve as Senior Vice President of GEO and (ii) may own an interest in and/or perform services related to the management and operations of the Buyer including serving as the President of the Buyer. The amended employment agreement adjusts Mr. Dominicis’ annual base salary from GEO to $335,000 from $500,000 as a result of the GEO Care Divestiture and his performing services for both GEO and the Buyer. Mr. Dominicis will also receive an annual base salary of $165,000 from the Buyer. If at any time, Mr. Dominicis’ employment with the Buyer is terminated for any reason, his GEO annual base salary will be increased by 49.26%.

Executive Retirement Agreement

We also have an executive retirement agreement with Mr. Zoley. The retirement agreement provides that upon the date he actually retires from employment with GEO, GEO will make a lump sum payment to Mr. Zoley. See “Potential Payments Upon Termination or Change in Control” for the amount we would have had to pay Mr. Zoley as of December 31, 2012 pursuant to his executive retirement agreement had he retired at his current age as of that date.

The retirement agreement provides that if the executive should die before he retires from GEO, GEO shall immediately pay to the executive’s beneficiary(ies) or estate the amount GEO would have paid to the executive had he retired immediately prior to his death. The retirement agreement includes non-competition provisions that run for a two-year period after the termination of the executive’s employment. Mr. Zoley has reached the age of 55 when he was first eligible to retire under the executive retirement agreement.

Senior Officer Retirement Plan

GEO maintains a senior officer retirement plan for all of its Senior Vice Presidents, including Mr. Evans, Mr. Hurley, Mr. Dominicis, and Mr. Bulfin. The senior officer retirement plan is a non-qualified defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service, provided such participant remains continuously employed by the Company until at least age fifty five (55) or the date when such participant has at least twenty (20) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average annual salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset one hundred percent (100%) by social security benefits received (or estimated social security benefits to be received, if applicable) by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the company.

Senior Management Performance Award Plan

GEO maintains a Senior Management Performance Award Plan, which is its annual senior executive bonus plan. All of its named executive officers, as well as its Senior Vice Presidents who are not named executive officers, are eligible to participate in the plan. Payments made in accordance with this plan are intended to be tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by the Compensation Committee, which has the discretion to make all determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of GEO’s named executive officers, as well as GEO’s Senior Vice Presidents who are not named executive officers, are eligible to receive annual cash incentive compensation based on GEO’s budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means GEO’s net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining GEO’s net income after tax. Non-recurring and unusual items not included or planned for in GEO’s annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, net income after tax is weighted 65% and revenue is weighted 35%, which we refer to as the Target Weighting of Revenue and Net-Income-After-Tax.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the plan.

Named Executive Officer:	Annual Incentive Target Amount (As a Percentage of Salary):
Chief Executive Officer	150%
Chief Financial Officer	50%
Senior Vice Presidents	45%

Under the terms of the plan, each named executive officer’s annual incentive cash compensation award is calculated by applying the following percentage adjustment methodology separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results in accordance with the following table:

Percentage of Budgeted Fiscal Year Targets Achieved for Revenue and for Net-Income-After-Tax	Percentage by which the Target Weighting of Revenue and Net-Income-After- Tax is Reduced/Increased
Less than 80%	No Performance Award
80% — 100%	2.5 times the percentage (negative) difference between the actual achieved percentages of budgeted Revenue and Net-Income-After-Tax
100%	No Adjustment to Target Weighting
101% — 120%	(Amounts over 120% shall not be considered for purposes of this calculation) 2.5 times the percentage (positive) difference between the actual achieved percentages of budgeted Revenue (up to 120%) and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

In addition to the amounts above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% of the executive’s annual incentive target amount upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer is not eligible for discretionary adjustments. Factors typically considered by the Compensation Committee and the Chief Executive Officer in determining whether to grant the discretionary award include the contribution of the particular officer during the fiscal year and the overall performance of GEO during the fiscal year. GEO does not set performance targets under the plan in advance, the achievement of which would require payment of the discretionary bonus under the plan.

Under the terms of the plan, if an executive is terminated for cause, the executive will automatically forfeit any annual incentive cash compensation with respect to the fiscal year during which such termination occurs. If an executive voluntarily terminates employment prior to the end of any fiscal year (other than as a result of the retirement of the executive or, in the case of the Chief Executive Officer or Chief Financial Officer, as a result of a termination of employment by any of them for good reason (as defined in their respective employment agreements)), the executive will automatically forfeit any award for such fiscal year unless the Chief Executive Officer, in his sole and absolute discretion, grants a prorated annual incentive cash compensation award in an amount not to exceed the amount the executive would have received if the executive had remained employed for the entire fiscal year, based on the actual financial results of GEO as determined following the end of such fiscal year.

In the event (i) an executive is terminated by GEO without cause, (ii) an executive’s employment is terminated due to death or disability, (iii) in the case of the Chief Executive Officer or Chief Financial Officer, any of them terminates their employment for good reason (as defined in their respective employment agreements), or (iv) in the case of the retirement of an executive which occurs effective as of a date following the 90th day of the applicable fiscal year of GEO, then the executive is entitled to receive a prorated portion of the annual incentive cash compensation award the executive would have received under the plan if the executive had remained employed by GEO for the entire fiscal year, based on the actual financial results of GEO as determined following the end of such fiscal year.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or the target performance awards (% of salary) or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of GEO’s shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

GRANTS OF PLAN-BASED AWARDS

The following sets forth information regarding the grants of plan-based awards to the named executive officers under our non-equity incentive plan.

		Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity Incentive Plan			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Incentive Plan Awards(1)			Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(2)(3)	Options (#)	Awards ($/Sh)	Awards ($)(2)
George C. Zoley	7/20/2012	858,750	1,717,500	2,576,250	—	—	—	100,000	—	—	17.56
Brian R. Evans	7/20/2012	125,000	250,000	562,500	—	—	—	20,000	—	—	17.56
John M. Hurley	7/20/2012	112,500	225,000	506,250	—	—	—	20,000	—	—	17.56
Jorge A. Dominicis	7/20/2012	112,500	225,000	506,250	—	—	—	20,000	—	—	17.56
John J. Bulfin	7/20/2012	97,87	195,750	440,438	—	—	—	15,000	—	—	17.56

(1)	This column reflects the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Senior Management Performance Award Plan with respect to fiscal year 2012. For a description of how these amounts have been calculated, please see “Certain Material Executive Compensation Agreements and Arrangements — Senior Management Performance Award Plan.” For information on the amounts that our named executive officers actually received under our Senior Management Performance Award Plan for 2012, please see the Non-Equity Incentive Compensation column of the Summary Compensation table above. For the purposes of the maximum calculations in this column, we have assumed that our Senior Vice Presidents would have received the maximum discretionary adjustments for which they are eligible.

(2)	The grant date fair value of the foregoing restricted stock awards calculated in accordance with FASB 718 is $17.56, the closing price of our stock on March 12, 2012. The Compensation Committee rescinded these awards and granted new restricted stock awards on July 20, 2012 to the named executive officers covering the same number of shares of restricted stock as were granted in March 2012. The modification to these restricted stock awards did not require a new grant date fair value under FASB 718. The vesting of these new restricted stock grants is subject to the achievement by GEO of two annual performance metrics as follows: (i) up to 75% of the shares of restricted stock in each award can vest annually or cumulatively if GEO meets certain earnings per share performance targets during years 2012, 2013 and 2014; and (ii) up to 25% of the shares of restricted stock in each award can vest annually if GEO meets certain return on capital performance targets in 2012, 2013 and 2014. The following table sets forth the vesting schedule for all of the restricted stock awards presented in this table:

Percentage Vested
Vesting Dates	Stock
August 15, 2013	33.33%
August 15, 2014	33.34%
August 15, 2015	33.34%

(3)	All of these awards were granted pursuant to our 2006 Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
George C. Zoley	57,800	—		—	14.44	10/30/2018	206,688	5,828,602
	46,240	11,560	(2)	—	18.23	10/28/2019	—	—
	23,120	34,680	(3)	—	21.29	3/1/2021	—	—
Brian R. Evans	—	2,312		—	18.23	10/28/2019	40,128	1,131,610
	—	6,936		—	21.29	3/1/2021	—	—
John M. Hurley	2,890	—		—	14.44	10/30/2018	40,128	1,131,610
	9,248	2,312	(2)	—	18.23	10/28/2019	—	—
	4,624	6,936	(3)	—	21.29	3/1/2021	—	—
Jorge A. Dominicis	2,312	—		—	14.44	10/30/2018	40,128	1,131,610
	9,248	2,312	(2)	—	18.23	10/28/2019	—	—
	4,624	6,936	(3)	—	21.29	3/1/2021	—	—
John J. Bulfin	16,750	—		—	5.26	8/5/2014	30,528	860,900
	5,780	—		—	14.44	10/30/2018	—	—
	6,936	1,734	(2)	—	18.23	10/28/2019	—	—
	3,468	5,202	(3)	—	21.29	3/1/2021	—	—

(1)	The exercise prices and the amount of shares covered by these stock option grants were adjusted pursuant to the anti-dilutive provisions of GEO’s equity incentive plans as a result of the stock portion of the special dividend paid by GEO on December 31, 2012.

(2)	These remaining unvested stock options are scheduled to vest on October 28, 2013.

(3)	These remaining unvested stock options are scheduled to vest in two equal 50% increments on March 1, 2014 and March 1, 2015, respectively.

(4)	All shares in this column consist of restricted stock awards. The shares granted on June 26, 2009, vest in four equal 25% increments on September 1, 2010, September 1, 2011, September 1, 2012, and September 1, 2013, respectively. The stock awarded on March 1, 2011, vest in three 33.3% increments on March 1, 2012, March 1, 2013, and March 1, 2014 respectively. The stock awarded on July 20, 2012, vest in three 33.3% increments on August 15, 2013, August 15, 2014 and August 15, 2015 respectively.

(5)	These amounts include shares received pursuant to the special dividend paid on December 31, 2012 to shareholders of record as of December 12, 2012.

(6)	Amounts in this column have been calculated using an assumed stock price of $28.20, the closing price of our common stock on December 31, 2012, the last business day of our fiscal year 2012.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock option exercises by, and the vesting of stock-based awards of, each of the named executive officers of GEO during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George C. Zoley	—	—	89,081	943,253.16
Brian R. Evans	24,560	$220,453	8,166	160,426.32
John M. Hurley	8,726	$199,970	8,166	160,426.32
Jorge A. Dominicis	34,000	$539,100	8,166	160,426.32
John J. Bulfin	90,981	1,906,963	6,500	130,405.00

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
George C. Zoley	Executive Retirement Agreement	n/a	6,570,198	—
Brian R. Evans	Executive Retirement Agreement	12	337,517	—
John M. Hurley	Executive Retirement Agreement	15	974,055	—
Jorge A. Dominicis	Executive Retirement Agreement	8	226,251	—
John J. Bulfin	Executive Retirement Agreement	12	556,866	—

1)	The benefits of Mr. Zoley under his executive retirement agreement is triggered upon the attainment of the retirement age of 55 years old without regard to years of credited service. Mr. Zoley is 55 or older and therefore all of his benefits under his executive retirement agreement are fully vested.

2)	This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. The assumptions used in GEO’s actuarial calculation of pension costs are based on payments in the form of a life annuity using market information and GEO’s historical rates for employment compensation. Such actuarial assumptions are based using mortality tables for healthy participants and include a discount rate of 4.40% and a rate of compensation increase of 4.00%. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that we would have been required to make as of December 31, 2012, (i) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) pursuant to the officer’s retirement agreement or arrangement, in connection with the termination of the officer’s employment as of that date for any reason (including due to the retirement, death or disability of the officer). All of the payments in the table would have been payable pursuant to the employment and retirement agreements and arrangements described more fully above under “Certain Material Executive Compensation Agreements and Arrangements.” All amounts in the table would have been payable in lump sums from the general assets of GEO.

	Payment Due Pursuant to Officer’s Employment Agreement upon Termination either by Company Without Cause or by Officer for Good Reason	Payment Due Pursuant to Officer’s Employment Agreement upon a Termination by Company With Cause or Resignation by Officer	Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement upon a Termination for Any Reason
Name	($)(1)(2)(3)	($)(2)(4)	($)(5)
George C. Zoley	9,068,382	—	6,570,198
Brian R. Evans	1,050,933	—	337,517
John M. Hurley	1,093,189	—	974,055
Jorge A. Dominicis	1,088,262	—	226,251
John J. Bulfin	926,825	—	556,866

(1)	Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only have received the amount set forth in this column in connection with a change in control on December 31, 2012, if such officer was terminated by GEO without cause or the officer terminated his employment for good reason, in each case, in connection with the change in control. Currently, only the employment agreement with Mr. Zoley contains a right of the officer to terminate employment for good reason.

(2)	In the event of a termination for any reason of any named executive officer on December 31, 2012, such officer would also have been entitled to receive the amounts set forth in the column of this table entitled “Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement Upon a Termination For Any Reason” pursuant to the officer’s retirement agreement or arrangement.

(3)	All amounts are calculated using each named executive officer’s annual salary base effective December 31, 2012.

(4)	Although no named executive officer is eligible to receive a payment in connection with a termination for cause or a resignation pursuant to the officer’s employment agreement, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(5)	The benefits of Messrs. Zoley, Hurley, Evans and Bulfin under their retirement agreements are fully vested and those officers would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on December 31, 2012, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. Mr. Dominicis is not yet vested under our senior officer retirement plan as of December 31, 2012, due to the fact that he had not accumulated ten years of service as of that date. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

DIRECTORS’ COMPENSATION

The following table shows the compensation earned by each director who was not an officer during fiscal year 2012.

	Fees Earned
	or Paid	Award($)		All Other
Name	in Cash($)(1)(2)	Stock (3)(4)	Option (4)(5)	Compensation ($)	Total($)
Clarence E. Anthony	207,500	87,800	—	—	295,300
Norman A. Carlson	186,000	87,800	—	—	273,800
Anne N. Foreman	200,500	87,800	—	—	288,300
Richard H. Glanton	342,000	87,800	—	—	429,800
Christopher C. Wheeler	181,000	87,800	—	—	268,800

(1)

These amounts consist of: (i) an annual retainer fee which was paid at a rate of $75,000 per year; (ii) a payment of $10,000 to the chairperson of the Audit and Finance committee; (iii) a payment of $2,000 to each member of the

Audit and Finance committee; (iv) a payment of $5,000 for each committee, other than Audit and Finance, with respect to which a director served as chairperson; (v) a payment of $3,000 for each board meeting attended by each director (minimum four per year); (vi) a payment of $2,500 for each committee meeting attended by that committee’s chairperson; (vii) a payment of $2,000 for each committee meeting attended by each board member; and (viii) a per diem of $3,000 for various board related activities such as continuing education and other activities related to company business. The lead independent director receives an additional annual retainer of $25,000.

(2)	These amounts reflect material additional work performed in 2012 by the independent members of GEO’s Board of Directors with respect to GEO’s evaluation of a conversion into a real estate investment trust, or a REIT, as well as on the Special Committee formed to evaluate the divestiture of GEO’s healthcare assets in connection with GEO’s conversion into a REIT. For more information on the Special Committee, please see “Certain Relationships and Related Party Transactions-2012 REIT Conversion and Related Sale of Healthcare Assets.”

(3)	This column reflects the aggregate grant date fair value with respect to stock awards during 2012 for each director who is not a named executive officer. Each director received 5,000 shares of restricted stock on March 12, 2012. The grant date fair value of these awards as calculated in accordance with FASB 718 was $17.56 per share, which was the closing price of our common stock on the grant date.

(4)	The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of fiscal year 2012.

Name	Stock (a)	Options (b)
Clarence A. Anthony	6,266	5,780
Norman A. Carlson	6,380	45,777
Anne N. Foreman	6,380	26,703
Richard H. Glanton	6,380	3,468
Christopher C. Wheeler	6,266	5,780

(a)	These amounts reflect shares of restricted stock received pursuant to the special dividend paid to GEO shareholders on December 31, 2012 to shareholders of record as of December 12, 2012.

(b)	These amounts were adjusted pursuant to the anti-dilutive provisions of GEO’s equity incentive plans as a result of the stock portion of the special dividend paid by GEO on December 31, 2012.

(5)	There were no stock options awarded to directors during fiscal year 2012.

In July 2012, the Compensation Committee approved a resolution requiring non-employee directors to maintain equity holdings in GEO equal in value to at least 3x their annual retainers. All directors have five years to comply with these guidelines.

COMPENSATION COMMITTEE REPORT

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.	The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this proxy statement; and

2.	Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Richard H. Glanton (Chairman)

Anne N. Foreman

Christopher C. Wheeler

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.	The Audit and Finance Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec 380) as then modified or supplemented;

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence;

4.	Based on the review and discussions referred to in paragraphs 1.) through 3.) above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year for filing with the Securities and Exchange Commission;

5.	The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Richard H. Glanton (Chairman)

Clarence E. Anthony

Christopher C. Wheeler

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Employment and Contractor Relationships

In 2012, David Meehan, Vice President, Business Development, GEO Community Services, received compensation of $222,802. Mr. Meehan is the son-in-law of George Zoley, our Chairman, CEO and Founder. In 2012, we purchased $1,977,756 in construction services from an entity named H.A. Contracting Corporation. H.A. Contracting is 50% owned by Nicholas Angelo, who is the brother-in-law of George Zoley, our Chairman, CEO and Founder. These relationships did not require any separate approvals under our applicable policies and procedures.

2012 REIT Conversion and Related Sale of Healthcare Assets

In 2012, after an extensive evaluation, the GEO Board of Directors approved the undertaking of all actions necessary in order for GEO to achieve and preserve the status of a real estate investment trust, or REIT, effective January 1, 2013. Applicable REIT rules substantially restrict the ability of REITs to directly or indirectly operate or manage health care facilities. As a result, GEO was required to divest all health care facility management contracts prior to December 31, 2012. Under its wholly-owned subsidiary, GEO Care, Inc., GEO formerly held six managed-only health care facility contracts, totaling 1,970 beds, and provided correctional mental health services for the Palm Beach County, Florida jail system through its Residential Treatment Services division. GEO Care also formerly delivered correctional health care services in publicly-operated prisons in the State of Victoria, Australia through its Pacific Shores Healthcare subsidiary. These contracts and services (collectively, the “GEO Care Business”) generated approximately $165 million in annualized revenues.

To enable GEO to achieve REIT status as of January 1, 2013, a special committee of the Board of Directors was formed consisting of all the independent directors of GEO (the “Special Committee”), and the Special Committee approved the entry by GEO into a definitive agreement for the sale of the GEO Care Business to GEO Care Holdings, LLC (the “Buyer”), a company formed by members of GEO and GEO Care’s management teams, for a purchase price of $36 million, inclusive of normalized working capital in the GEO Care Business as of the closing date (the “GEO Care Divestiture”).

The Special Committee engaged Davis Polk & Wardwell LLP and Delancey Street Partners, LLC as its independent legal and financial advisors, respectively, in its evaluation of the GEO Care Divestiture. Delancey Street Partners, LLC and Duff & Phelps LLC rendered fairness opinions to the Special Committee and the Board of Directors stating that the consideration received by GEO in the GEO Care Divestiture was fair, from a financial point of view, to GEO.

The purchase price of the GEO Care Divestiture may be subject to future adjustment in the following circumstances: (i) customary adjustments tied to working capital as of the closing date; (ii) an adjustment in favor of the Buyer if any of the key contracts of the GEO Care Business are terminated within 12 months of closing; (iii) an adjustment of up to $5 million in favor of GEO if the Buyer receives a customer contract award within 24 months of the closing date that was being pursued by the GEO Care Business as of the closing date; or (iv) an adjustment in favor of the Buyer in the event certain client consents are not obtained by GEO within the one-year period following the closing date.

In connection with the GEO Care Divestiture, a GEO subsidiary and the Buyer entered into a Services Agreement pursuant to which the GEO subsidiary will provide business management services, information systems services, legal support services, risk management services, property management and design services and office space to the Buyer for a five-year term in return for an initial annual fee of $1,800,000, payable in equal monthly installments (the “Services Agreement”). Under the Services Agreement, the parties may mutually agree to modify the scope of services from time to time and the annual fee is subject to increase or decrease as mutually agreed upon by the parties each time the annualized revenues of the Buyer and its subsidiaries exceed or fall below certain thresholds, provided, however that the annual fee may never be less than $1,800,000. The Buyer may terminate the Services Agreement at any time by paying a lump sum amount in cash equal to all remaining payments that would be required to be made to the GEO Subsidiary during the five-year term, discounted to present value using a discounted rate of 10%.

In connection with the GEO Care Divestiture, GEO and the Buyer also executed a license agreement pursuant to which GEO granted to the Buyer a worldwide, exclusive license for a five-year term to use the GEO Care service mark and domain name in connection with the GEO Care Business in return for an annual fee of $400,000, payable in equal monthly installments (the “License Agreement”). The Buyer may terminate the License Agreement at any time by paying a lump sum amount in cash equal to all remaining payments of the license fee during the five-year term, discounted to present value using a 10% discount rate. In addition, GEO and the Buyer entered into separate employment agreements with Mr. Dominicis in order to allocate the services to be provided by Mr. Dominicis and his compensation and benefits between GEO and the Buyer. Also in connection with the GEO Care Divestiture, The GEO Group Australia Pty Ltd., a subsidiary of GEO, and a subsidiary of the Buyer, entered into a subcontractor agreement pursuant to which The GEO Group Australia Pty. Ltd. will engage the subsidiary of the Buyer as a subcontractor to perform services required to be provided under the underlying contract relating to the provision of correctional health care services in publicly-operated prisons in the State of Victoria, Australia (the “Pacific Shores Subcontractor Agreement”).

GEO expects that the Services Agreement, the License Agreement and general and administrative cost savings from the GEO Care Divestiture will result in approximately $2.6 million in annual payments and cost savings for GEO. Additionally, GEO incurred a non-cash charge of approximately $13 million to $17 million, net of tax, related to the write-off of goodwill, other intangible assets and intercompany debt during the fourth quarter of 2012 in connection with the GEO Care Divestiture.

2012 Stock Repurchases from Senior Executives

On December 31, 2012, GEO repurchased an aggregate of 295,959 shares of GEO common stock from certain employees at the closing price of GEO common stock on December 12, 2012, the record date for the special dividend declared by GEO in connection with its conversion into a REIT, or $29.12 per share for an aggregate purchase price of $8.6 million. These repurchases by GEO included the following repurchases of GEO common stock from its named executive officers: 257,618 shares from George C. Zoley, Chairman and Chief Executive Officer, 2,736 shares from Brian R. Evans, Senior Vice President and Chief Financial Officer, 27,282 shares from Jorge A. Dominicis, Senior Vice President, GEO Community Services, and 4,339 shares from Thomas M. Wierdsma, Senior Vice President – Project Development. Each of the named executive officers who sold their shares to GEO used a portion or all of the proceeds to finance the officer’s equity participation in GEO Care Holdings LLC, an entity formed by the formed by members of GEO and GEO Care’s management teams in order to complete the GEO Care Divestiture.

Except for the relationships and transactions described above, there were no material relationships or related party transactions during fiscal year 2012 requiring disclosure pursuant to Item 404 of Regulation S-K. Under its charter, our Audit and Finance Committee has the authority to review and approve certain transactions involving more than $100,000 between GEO and any director, officer or employee of GEO.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2012, Richard H. Glanton, Anne N. Foreman and Christopher C. Wheeler served on our Compensation Committee. None of the members of the Compensation Committee served as an officer or employee of GEO or any of GEO’s subsidiaries during fiscal year 2012 or any prior year. There were no material transactions between GEO and any of the members of the Compensation Committee during fiscal year 2012. None of our executive officers has served on the Compensation Committee or the board of directors of any company, one of whose executive officers served on our board or our Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 31, 2012, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with.

Proposal 2

Ratification of Independent Registered Public Accountants

The Audit and Finance Committee of our board of directors has appointed Grant Thornton LLP as our independent registered public accountants for the 2013 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accountants for the 2013 fiscal year.

Proposal 3

Advisory Vote to Approve Named Executive Officer Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described above in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to attract, retain and motivate our named executive officers to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue and net income, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the Compensation Committee. Although non-binding, our board of directors and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

Proposal 4

Shareholder Proposal Requesting Annual Disclosure of Lobbying Information

The Congregation of St. Joseph, 1515 West Ogden Avenue, La Grange Park, IL, 60526, the beneficial owner of 200 shares of GEO common stock, The Sisters of Providence, 1801 Lind Avenue SW, #9016, Renton, WA 98057-9016, the beneficial owner of 120 shares of GEO common stock, The Province of St. Joseph of the

Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233, the beneficial owner of shares of GEO common stock valued at greater than $2,000, and the Unitarian Universalist Association of Congregations, 25 Beacon Street, Boston, MA, 02108, the beneficial owner of shares of GEO common stock common stock valued at greater than $2,000, have submitted the following shareholder proposal. We are not responsible for the content of the shareholder proposal and the proponent’s supporting statement, which are presented below as they were submitted to us.

“Whereas, corporate lobbying exposes our company to risks that could impact the company’s stated goals, objectives and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of The GEO Group (“GEO”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by GEO used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	GEO’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by the management and Board for making payments described in section 2 above

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which GEO is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests. GEO does not disclose its trade association memberships nor payments and the portions used for lobbying on its website. Absent a system of accountability, company assets could be used for objectives contrary to GEO’s long term interests.

GEO spent approximately $880,000 in 2010 and 2011 on direct federal lobbying activities (Senate reports). These figures do not include lobbying expenditures to influence legislation in states. GEO lobbies at the state level with at least 126 lobbyists in 23 states between 2003 and 2011 (National Institute on Money in State Politics) and spent $645,000 in Florida in 2011 lobbying in support of prison privatization (“Companies, special interests poured $127 million into lobbying legislators in 2011,” Sun Sentinel, February 15, 2012).

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

Recommendation of the Board of Directors

GEO’s board of directors recommends a vote “AGAINST” the adoption of this proposal for the following reasons:

GEO’s board believes that this proposal is unnecessary and duplicative because various federal and state lobbying laws already require us to disclose direct and indirect lobbying contributions made by GEO, and GEO fully complies with these disclosure and reporting requirements. GEO does not participate in grassroots lobbying nor do we lobby through trade associations. GEO responsibly and lawfully engages in the legislative process to communicate its views in legislative and regulatory matters affecting GEO’s business and its various constituencies. On the federal level, GEO files a publicly available Lobbying Disclosure Act (LDA) Report each quarter. This LDA Report provides information on activities associated with lobbying activities with respect to legislation through communication with any member or employee of a legislative body or with any covered executive branch official. It also provides disclosure on expenditures for the quarter, describes the specific pieces of legislation that were the topic of communications, and identifies the individuals who lobbied on behalf of GEO. GEO files similar periodic reports with state agencies reflecting state lobbying activities, which are also publicly available. Given these existing lobbying reporting requirements, we do not believe that posting the requested information on our website in the form of a report, updated annually, would provide shareholders with additional meaningful information. Instead, we believe that it would impose unnecessary costs and administrative burdens on us while often requiring duplicative disclosure of already public information.

As a result, the board believes that ample public information exists and is available regarding GEO’s direct and indirect lobbying contributions adequate to alleviate the concerns cited in this proposal. Additionally, GEO already has robust internal controls and reporting policies to ensure that direct and indirect lobbying contributions are approved by senior management. GEO’s senior management decide which lobbying initiatives GEO will support based on a nonpartisan effort to advance and protect the interests of GEO and our shareholders and employees.

The board also believes that the expanded disclosure requested in this proposal would place GEO at a competitive disadvantage. GEO is involved on an ongoing basis with a number of legislative and political initiatives at the federal, state and local levels that could significantly affect its business and operations. While the public disclosure of lobbying contributions relating to these efforts is often required on a jurisdiction-by-jurisdiction basis, reporting them in one medium on GEO’s website could reveal valuable information regarding GEO’s long-term business strategies, business development initiatives and business priorities, including sensitive, proprietary information regarding potential sites for new facilities or expansion projects. Because third parties with adverse interests also participate in the political and lobbying processes for their own business reasons, any unilateral expanded disclosure by GEO which is not required of such third parties could benefit these parties to the detriment of GEO.

In short, we believe that this proposal is unnecessary, burdensome and duplicative because a comprehensive system of reporting and accountability for lobbying activities already exists. In addition, we believe that, if adopted, the proposal would cause GEO as a reporter of the requested information to be exposed to potential competitive harm, without commensurate benefit to our shareholders.

We note that a virtually identical shareholder proposal was submitted at our 2012 annual meeting of shareholders and it was soundly rejected by a majority of GEO’s shareholders casting a vote.

For these reasons, the board of directors recommends that you vote AGAINST this proposal. Proxies solicited by the board of directors will be voted against the proposal unless instructed otherwise.

SHAREHOLDER PROPOSAL DEADLINE

As more specifically provided in our Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless the shareholder has provided proper notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, since our annual meeting for 2013 is scheduled for May 7, 2013, any shareholder proposal to be considered at the 2014 annual meeting must be properly submitted to us not earlier than February 6, 2014 nor later than March 8, 2014. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a proposal included in our proxy statement. For the 2014 annual meeting, under the Securities and Exchange Commission’s requirements, any stockholder proposals and recommendations for director nominees must be received by GEO no later than November  28, 2013, in order to be included in our 2014 proxy statement.

HOUSEHOLDING

As permitted by rules adopted by the Securities and Exchange Commission, we are delivering a single Notice of Internet Availability of Proxy Materials, annual report and proxy statement, as applicable, to any household at which two or more shareholders reside if we believe the shareholders are members of the same family, unless otherwise instructed by one or more of the shareholders. We will promptly deliver separate copies of these documents upon the written or oral request of any shareholders at a shared address to which a single copy of the documents were delivered.

If your household received a single set of any of these documents, but you would prefer to receive your own copy, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent, Computershare, and inform them of your request by calling them at (800) 635-9270 or writing them at 480 Washington Boulevard, Jersey City, New Jersey 07310.

•

If an intermediary, such as a broker or bank, holds your shares, please contact Broadridge and inform them of your request by calling them at (800) 542-1061 or writing them at Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Be sure to include your name, the name of your brokerage firm and your account number.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting. However, if any other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.

By Order of the Board of Directors,

John J. Bulfin

Senior Vice President, General Counsel

and Corporate Secretary

March 28, 2013

A copy of GEO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC will be made available without charge to interested shareholders upon written request to Director, Corporate Relations, The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

THE GEO GROUP, INC. 621 NW 53RD STREET SUITE 700 BOCA RATON, FL 33487

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote “FOR” the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐
1	Election of Directors
Nominees

01	Clarence E. Anthony 02 Norman A. Carlson 03 Anne N. Foreman 04 Richard H. Glanton 05 Christopher C. Wheeler
06	George C. Zoley
The Board of Directors recommends you vote “FOR” proposals 2 and 3.							For	Against	Abstain
2	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the 2013 fiscal year.						☐	☐	☐
3	Advisory vote to approve named executive officer compensation.						☐	☐	☐
The Board of Directors recommends you vote “AGAINST” proposal 4.							For	Against	Abstain
4	Adoption of shareholder proposal requesting the annual disclosure of lobbying information.						☐	☐	☐
The Board of Directors recommends you vote “FOR” the following proposal:							For	Against	Abstain
5	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.						☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

THE GEO GROUP, INC. Annual Meeting of Shareholders May 7, 2013 9:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints George C. Zoley as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The GEO Group, Inc. held of record by the undersigned on March 14, 2013, at the Annual Meeting of Shareholders to be held at The Breakers, One South County Road, Palm Beach, FL 33480, at 9:00 A.M. (EDT), May 7, 2013 or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote in person or by Proxy at the Annual Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 12 p.m. EDT on May 3, 2013. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction.

This Proxy is solicited by the Board of Directors and will be voted in accordance with the instructions specified on the reverse side. If no instructions are specified, this Proxy will be voted FOR the election of the nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4. On any other business which may properly come before the meeting, the shares will be voted in accordance with the judgment of the person named as proxy.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side